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                                                                    EXHIBIT 10.4

                             MEMORANDUM OF AGREEMENT

         THIS MEMORANDUM OF AGREEMENT ("MOA") is entered into this 15th day of June, 2001 by and between EnviroClean International, Inc. (formerly known as Advanced EnviroTech Systems, Inc.,) with offices at 12750 Merit Drive-Park Central VII, Suite 770, Dallas, Texas 75251 (hereinafter "ENVI"), and Intercontinental Manufacturing Company, a division of Datron, Inc., having an address at 1200 N. Glenbrook Drive, Garland, Texas 75040 (hereinafter "IMCO").

         WHEREAS, ENVI owns certain intellectual property rights in and to a solid waste treatment technology marketed under the trade name EnviroClean Thermal Oxidation System ("TOS"); and

         WHEREAS, ENVI has entered into an arrangement with IMCO wherein ENVI has granted IMCO the exclusive right to, among other things, market TOS to certain foreign countries including, without limitation, the Kingdom of Saudi Arabia; and

         WHEREAS, in consideration for granting such exclusive marketing rights, ENVI is entitled to receive from IMCO a royalty fee for each TOS sold by IMCO; and

         WHEREAS, in order to attempt to effect a sale of a quantity of TOS units to the Kingdom of Saudi Arabia, IMCO deems it necessary to reduce the unit sales price of TOS below those levels previously contemplated, which action will also require a reduction to the royalty percentage rate applied to such contemplated sales; and

         WHEREAS, ENVI is willing to accept a reduced royalty on such sales to the Kingdom of Saudi Arabia in return for the potential marketing benefits that could be expected to occur as a result of the market exposure such a sale to the Kingdom of Saudi Arabia could create; and

         WHEREAS, ENVI owes IMCO for certain expenses incurred by IMCO on ENVI's behalf and has previously agreed to reimburse IMCO for these amounts owed by, in part, permitting IMCO to retain portions of any such royalties received from TOS sales; and

         WHEREAS, ENVI and IMCO desire to amend the manner in which any such royalty amounts are to be applied to reduce the amounts owed IMCO by ENVI.

         NOW THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants, agreements and conditions herein contained, do hereby agree as follows:

         1. REVISED ROYALTY RATE. ENVI and IMCO hereby agree that, with respect to the sale of any TOS units made by IMCO to the Kingdom of Saudi Arabia (including, without limitation, any persons, firms or entities acting as contractors or agents of the Kingdom of Saudi Arabia) during the six (6) month period commencing as of the effective date of the MOA, royalties will accrue at the flat rate of $25,000 per TOS unit.

         2. APPLICATION OF ROYALTY AMOUNTS. ENVI and IMCO hereby agree that, with respect to the sale of any TOS units made by IMCO to the Kingdom of Saudi Arabia (including, without limitation, any persons, firms or entities acting as contractors or agents of the Kingdom

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               of Saudi Arabia), any royalty amounts applicable to any such
               TOS sales will be applied cumulatively in the following manner;

                   o First, to reduce that amount owed by ENVI to IMCO and generally referred to as the "contingent accounts payable", in the approximate amount of $400,000.

                   o Second, applicable royalties up to an amount of $500,000 in excess of the "contingent accounts payable amount" will be permanently waived by ENVI as a means to permit IMCO to achieve a reduction in the selling price of TOS units below those levels previously contemplated by IMCO.

                   o Third, any royalties received in excess of those permanently waived or applied to the "contingent accounts payable" amount (the "excess royalties"), shall be paid to ENVI. In the event that the quantity of TOS units ordered by the Kingdom of Saudi Arabia is sufficient to result in any such "excess royalties", IMCO will use its reasonable best efforts to collect and remit such royalty amounts to ENVI on an accelerated basis.

         3. CONVERSION OF IMCO ACCOUNTS RECEIVABLE. At present, IMCO has on its books an accounts receivable due from ENVI in the approximate amount of $600,000. IMCO hereby agrees to accept and ENVI agrees to tender to IMCO common stock shares in a company named MedSolutions, Inc., a corporation formed or to be formed by ENVI, in full satisfaction of the amount of this accounts receivable. ENVI and IMCO agree that IMCO shall receive a number of shares in MedSolutions, Inc., equal to that number derived by dividing the total amount of the approximate $600,000 accounts receivable due IMCO by $1.25, the anticipated per share price of MedSolutions, Inc. at date of initial issuance.

         4. COMPLETE AGREEMENT. This agreement sets forth the entire understanding of the parties with respect to this MOA and supersedes all prior agreements, covenants, arrangements, communications and representations with respect to this MOA and supersedes all prior agreements, covenants, arrangements, communications and representations with respect to the subject matter of this MOA.

         IN WITNESS WHEREOF, the parties hereto have caused this MOA to be executed as of the day and year first written above.



INTERCONTINENTAL MANUFACTURING COMPANY       ENVIROCLEAN INTERNATIONAL, INC.

          By:   /s/ S.J. NUZZO               By:   /s/ MATTHEW H. FLEEGER
             -------------------------          -----------------------------
                   S. J. Nuzzo                        Matthew H. Fleeger